Exhibit 10.4

SECOND AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

SECOND AMENDED AND RESTATED MANAGEMENT AGREEMENT (this "Agreement"), dated as of January 7, 2011, between Buffalo Management LLC, a Colorado limited liability company ("Buffalo"), and Prospect Global Resources Inc., a Delaware corporation (the "Company").

Whereas Buffalo and the Company have previously entered into a Management Services Agreement dated as of August 5, 2010 and an Amended and Restated Management Services Agreement dated as of November 19, 2010 (together, the "Original Agreement") and wish to amend and restate the Original Agreement,

Now, therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree to amend and restate the Original Agreement as follows:

Section 1.      Services.  During the term of this Agreement, Buffalo will provide such advisory and management services to the Companies as the Company shall reasonably request which shall include assistance in identifying, analyzing, and structuring growth initiatives, strategic acquisitions and investments and arranging debt and equity financing.

Section 2.       Compensation.  In consideration of the services provided in accordance with Section 1 above, the Company shall compensate Buffalo as follows:

(a) Management Fee.  An annual management fee (the "Management Fee") in an amount equal to 2% of the Company's annual gross revenues as shown on the Company's audited financial statements each year.  The Management Fee shall be paid promptly following completion of each annual audit, but no later than March 31 of each year with respect to the prior year's annual audit.  The Management Fee shall not be prorated for the 2010 fiscal year.  No Management Fee shall be paid or payable (but shall accrue) so long as such payment is prohibited by the terms of any of the Companies' agreements for indebtedness for borrowed money.

(b) Consulting Fee.  A consulting fee of $20,000 per month, commencing August 1, 2010, payable monthly in advance on the first day of each calendar month; provided, that the consulting fee shall accrue until such time as Buffalo determines, in its reasonable discretion, that the Company has sufficient cash available for payment of a portion or all of the accrued consulting fee.

(c) Acquisition Fee.  An acquisition advisory fee with respect to the consummation of each future acquisition or business combination engaged in by the Company equal to 1% of the Transaction Value (as defined below).

(d) Disposition Fee.  A disposition advisory fee with respect to the consummation of each Sale Transaction or Initial Public Offering (each as defined below) equal to 10% of the Transaction Value (as defined below).

(e) Public Company Transaction.  An advisory fee with respect to the consummation of a transaction in which the Company merges with or becomes a wholly-owned subsidiary of a publicly traded company equal to $650,000.

(f) Warrant.  A warrant in the form of Exhibit A (the "Warrant") to be delivered to Buffalo upon the execution and delivery of this Agreement.

(g) Office Reimbursement.  Reimbursement of office space up to a maximum of $5,000 per month, payable in advance on the first day of each calendar month commencing August 1, 2010; provided, that the office space reimbursement shall accrue until such time as Buffalo determines, in its reasonable discretion, that the Company has sufficient cash available for payment of a portion or all of the accrued office expense reimbursement.

(h) Expense Reimbursement.  Reimbursement of out-of-pocket expenses incurred in connection with Buffalo’s performance of its duties hereunder, including but not limited to (i) expenses of third party legal, accounting, tax and other advisors or consultants, (ii) postage, courier and other direct office expenses, and (iii) travel and entertainment expenses.

Buffalo may elect, by written notice to the Company prior to payment of any Management Fee, Acquisition Fee or Disposition Fee, to receive all or a portion of such Fee in Common Stock, valued at the Market Price (as defined below) on the day such Fee is payable to Buffalo.  For purposes of this Agreement: (a) "Transaction Value" will mean the aggregate of all cash and non-cash consideration paid to the sellers of the company or business being acquired and the value of all interest-bearing debt assumed by the purchaser of the business being acquired.  Any non-cash consideration will be valued at fair market value, and the value of any equity securities issued will be fair market value on the date of issuance, treating all such equity securities as if they were fully vested on such date; (b) "Sale Transaction" means (i) a sale of 50% or more of all of the issued and outstanding equity interests of the Company or a subsidiary (direct or indirect) of the Company (a "Subsidiary") to another person or entity which is not another Subsidiary of the Company in a single or series of related transactions, (ii) any consolidation or merger of the Company or a Subsidiary with or into any other company which is not an affiliate of the Company, (iii) any other corporate reorganization, in which the holders of all equity interests of the Company or a Subsidiary immediately prior to such consolidation, merger or reorganization own equity interests of the entity surviving such merger, consolidation or reorganization representing less than 50% of the combined voting power of the outstanding securities of such entity immediately after such consolidation, merger or reorganization, or (iv) a sale, lease or other disposition of all or substantially all of the assets of the Company or a Subsidiary to a person which is not an affiliate of the Company; (c) "Initial Public Offering" means the first underwritten public offering of shares of common stock to the general public under the Securities Act of 1933, as amended, of a Subsidiary; and (d) "Market Price" means the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the Common Stock is then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the holder(s) of a majority of the Warrant, the fees and expenses of which shall be paid by the Company.

Section 3.       Registration Rights.  The Company and Buffalo shall enter into the Registration Rights Agreement in the form of Exhibit B simultaneously with entering into this Agreement.

Section 4.       Information; Observation Rights.  The Company will provide Buffalo with reasonable access to the Company's officers and employees and its financial and business records, financial statements and other information, to enable Buffalo to perform its services hereunder.  One designee of Buffalo, who initially shall be Chad Brownstein, shall have the right to attend all meeting of the Company's board of directors and shall receive all materials, including notices of meetings, that are sent to members of the board contemporaneously with such sending.

Section 5.       Acknowledgement of Ownership of Buffalo.  The Company acknowledges that Patrick Avery, its chief executive officer, and Barry Munitz, its chairman of the board, each have an ownership interest in Buffalo.

Section 6.       No Liability.

(a) None of Buffalo, any of its affiliates or any of their respective principals, officers, directors, members, stockholders, agents or employees (each, an "Indemnified Party") shall have any liability to the Company for any services provided pursuant to this Agreement, except as may result from such Indemnified Party's gross negligence or willful misconduct.

(b) The Company hereby agrees to indemnify each Indemnified Party from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable fees, expenses and disbursements of attorneys, experts, personnel and consultants reasonably incurred by the Indemnified Party in any action or proceeding between the Companies and the Indemnified Party or between the Indemnified Party and any third party, or otherwise) based upon, arising out of or otherwise in respect of this Agreement or any Indemnified Party's equity interest in the Company.

Section 7.      Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed delivered upon personal delivery, facsimile transmission or the next business day if by recognized overnight courier service, in each case as follows:

(a)	if to the Company:
600 17th Street, Suite 2800-South
Denver CO 80202
Attention: Pat Avery
Facsimile: 720-294-0402
if to Buffalo:
555 South Barrington Avenue, #206
Los Angeles CA 90049
Attention: Chad Brownstein
Facsimile:

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

Section 8.     Governing Law; Submission to Jurisdiction.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF COLORADO.

Section 9.       Termination; Amendment.  This Agreement may be terminated by Buffalo at any time by written notice to the Company.  The provisions of Section 6 shall survive any termination of this Agreement.  No termination of this Agreement, whether pursuant to this paragraph or otherwise, will affect the obligations of the Company with respect to earned and accrued fees, costs and expenses incurred by Buffalo in rendering services hereunder and not paid or reimbursed by the Company as of the effective date of such termination. This Agreement may be amended with the written consent of the Company and Buffalo.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

BUFFALO MANAGEMENT LLC

By:	/s/ Chad Brownstein
Chad Brownstein, Manager

PROSPECT GLOBAL RESOURCES INC.

By:	/s/ Patrick L. Avery
Patrick L. Avery, Chief Executive Officer